CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of SunAmerica Income Funds of our report dated May 25, 2018, relating to the financial statements and financial highlights of AIG Flexible Credit Fund, AIG Strategic Bond Fund and AIG U.S. Government Securities Fund, which appears in the SunAmerica Income Funds’ Annual Report on Form N-CSR for the year ended March 31, 2018. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers, LLP

Houston, Texas

July 27, 2018